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                                                                      Exhibit 21

List of Subsidiaries of the Registrant:

McGavren-Guild, Inc.
D&R Radio, Inc.
Infinity Radio Sales, Inc.
Allied Radio Partners, Inc.
Clear Channel Radio Sales, LLC
Caballero Spanish Media, LLC
American Radio Sales, Inc.
Public Radio Network, Inc.